Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of VBI Vaccines Inc. on Form S-8 to be filed on or about September 3, 2021 of our report dated March 2, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 2, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
September 3, 2021